EXHIBIT 10.85

PROPRIETARY INFORMATION

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

TDMA PATENT LICENSE AGREEMENT

BETWEEN

INTERDIGITAL TECHNOLOGY CORPORATION

AND

SAMSUNG ELECTRONICS CO., LTD.

PROPRIETARY INFORMATION

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

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PROPRIETARY INFORMATION

8.2.	Adjustment Effective Date	6
8.3.	Effect on Advance Payment Amount	6
8.4.	Manner of Application	7
8.5.	Notice	7

ARTICLE 9 - PAYMENTS		8

9.1.	Reports; Timing	8
9.2.	No Set Off	8

ARTICLE 10 - CROSS-LICENSES		8

10.1.	SEC License Grant	8
10.2.	Additional Patent Licenses	8

ARTICLE 11 - ADVANCE PAYMENT		9

ARTICLE 12 - MISCELLANEOUS		9

12.1.	Incorporation by Reference	9
12.2.	Affixation	9
12.3.	Limitation on Actions	10
12.4.	Litigation	10
12.5.	Reports Until Advance Payment Amount Exhausted	10

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PROPRIETARY INFORMATION

Exhibit A	List of Licensed Patents

Schedule 1	Application of Advance Payment

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PROPRIETARY INFORMATION

PATENT LICENSE AGREEMENT

THIS AGREEMENT is entered into as of the date each party hereto has fully executed this Agreement, by and between InterDigital Technology Corporation, a Delaware corporation with offices at 900 Market Street, Second Floor, Wilmington, DE 19801 (“ITC”), and Samsung Electronics Co., Ltd., a corporation existing under the laws of the Republic of Korea with offices at Samsung Main Building, 250, 2-Ka, Taepyung-Ro, Chung-Ku, Seoul, Korea 100-742 (“SEC”).

Background

ITC owns an international portfolio of patents that relate to digital wireless communications systems. SEC is in the business of manufacturing and selling digital wireless communications systems and desire licenses under the ITC patents to make, use and sell digital wireless infrastructure equipment and subscriber units on the terms and conditions set forth herein. SEC and ITC, along with InterDigital Communications Corporation (“IDC” and, together with ITC, “InterDigital”), desire to enter into the other Related Agreements and in consideration of the terms and conditions contained herein and in the other Related Agreements, the parties hereto agree to the following terms and conditions:

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

1.1.	Definitions. As used herein, the “Master Agreement” means the agreement entitled “Master Agreement” between and among SEC, IDC and ITC of even date herewith, and the Related Agreements mean the agreements required to be executed pursuant to the Master Agreement. As used herein, the terms in Exhibit A of the Master Agreement, when used with initial capital letters in this Agreement, including any Exhibits, attachments or amendments, shall have the meanings described in Exhibit A of the Master Agreement.

ARTICLE 2 - LICENSE GRANT

2.1.	ITC License Grant. ITC grants to the SEC Group a non-exclusive, worldwide, royalty bearing, perpetual license for the life of and under the Licensed Patents, including the Patents listed in Exhibit A hereto, to make, have made, use, sell, lease or otherwise dispose of Covered TDMA Subscriber Units, Covered TDMA Infrastructure Units and components and subassemblies intended for use with Covered TDMA Subscriber Units and/or Covered TDMA Infrastructure Units.

PROPRIETARY INFORMATION

2.2.	Limitations on License Grant. The license grant of Paragraph 2.1 is subject to the following limitations:

2.2.1.	Third party purchasers of Covered Subscriber or Covered Infrastructure Units purchased directly or indirectly from SEC shall have the right to use and sell such purchased products for their normal or expected uses without obligation under patents to ITC or its Affiliates.

2.2.2.	Notwithstanding the terms of Section 2.2.1, no license is granted by estoppel or implication to any third party customer of Covered Subscriber Units to make, use or sell Infrastructure Equipment, and no license is granted by estoppel or implication to any third party customer of Covered Infrastructure Units to make, use or sell Subscriber Units, and any claims that ITC may have against a third party manufacturer of Subscriber Units that the use of such Subscriber Units with Infrastructure Equipment licensed under this Agreement contributorily infringe or induce the infringement of any claims of any of the Licensed Patents are expressly reserved by ITC.

2.2.3.	Notwithstanding the terms of Section 2.2.2, in no event shall SEC be held liable for contributory infringement or inducing infringement (or under any similar theory of liability), based on the uses made of Covered Subscriber Units or Covered Infrastructure Units by direct or indirect purchasers, regardless of the manner in which such Covered Subscriber Units or Covered Infrastructure Units are sold, marketed or promoted by SEC.

2.3.	General Limitations on License Grants. Nothing in this Agreement shall be construed as:

(i)	requiring the maintenance of the Licensed Patents;

(ii)	a warranty as to the validity or scope of the Licensed Patents;

(iii)	a warranty or representation that any product will be free from infringement of patents of third parties;

(iv)	an agreement to bring or prosecute actions against third party infringers of the Licensed Patents provided, that ITC, in determining whether to bring or prosecute actions against third party infringers, shall act in a commercially reasonable manner in light of the parties’ mutual interest in protecting the value of the Licensed Patents; or

(v)	conferring any license or right under any patent other than the Licensed Patents.

ARTICLE 3 - WARRANTIES

3.1.	Mutual Warranties. Each party represents and warrants that it has the right and authority to enter into this Agreement.

PROPRIETARY INFORMATION

3.2.	ITC Warranties. ITC represents and warrants that:

3.2.1.	it owns the patents that it is licensing hereunder; and

3.2.2.	it has the right and authority to convey the rights that it is granting hereunder.

3.3.	Limitation of Liability. Neither of the parties hereto shall be liable to the other party in tort, contract or otherwise for any consequential, incidental, exemplary, punitive, indirect or special damages of any kind, including, but not by way of limitation, damages for loss of profit by ITC or SEC, even if the possibility of such damages was disclosed to, or could reasonably have been foreseen, by the injuring party.

3.4.	Limitation of Warranties. THE PARTIES MAKE NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THE WARRANTIES SET FORTH IN THIS ARTICLE .

ARTICLE 4 - ADDITIONAL COVERED STANDARDS

4.1.	Right to Designate. ITC and SEC shall each have the right to designate additional standards (including, without limitation, SEC product architectures, even if such architectures are not the subject of an industry standard) as candidates for adoption as Covered Standards, by giving written notice to the other. Any such designation shall include a full description of the standard, and a list of those patent claims which are deemed to cover the use and operation of SEC’s products in conformity with that standard.

4.2.	Objection to Additional Designation. If candidates for adoption as additional Covered Standards are designated by ITC, SEC shall retain the right to object to such designation on the ground that such candidate is not a Covered Standard. If the parties are unable to reach agreement on this issue, this dispute will be resolved under the dispute resolution provisions of Article 5 of the Master Agreement.

4.3.	Royalty Rates. If a candidate for adoption as an additional Covered Standard is adopted as such, either by agreement of the parties or through the dispute resolution process, the parties shall enter into good faith negotiations to determine an appropriate royalty applicable to Covered Subscriber Units or Covered Infrastructure Units which comply with such additional Covered Standard. Such negotiations shall take into consideration the Manufacturer’s Average Selling Price of such product, the Licensed Patents covering such product and the royalty rates and terms contained herein.

4.4.	Effect on Advance Payment Amount. In the event that an additional Covered Standard is adopted prior to the exhaustion of prepaid royalties, SEC shall have the option to apply prepaid royalties towards products compliant with such additional Covered Standard. Such prepaid royalties will be applied at a rate consistent with the ratio between the royalty rate applicable to already covered products and the royalty rate applicable to newly covered products.

PROPRIETARY INFORMATION

4.5.	No Stacking of Royalties. [***].

ARTICLE 5 - TERM; TERMINATION

5.1.	Term. The term of this Agreement shall commence on the Effective Date and terminate upon the last-to-expire of the Licensed Patent applicable to any Covered Standard, unless sooner terminated as provided herein.

5.2.	Termination.

5.2.1.	Without limitation of the rights and remedies available to the invoking Party, this Agreement may be terminated for cause in accordance with the terms set forth in Section 8.5 of the Master Agreement.

5.2.2.	After payment in full of all amounts due under Article 11 of this Agreement, this Agreement may thereafter be terminated without cause by SEC upon written notice to ITC on thirty (30) days prior written notice, or at any time after the expiration, unenforceability, determination by SEC of non-use, or invalidation of any of the Licensed Patents; provided, however, upon such termination, ITC shall have the right to take any action that it deems appropriate to collect royalties on products manufactured by SEC before termination but for which royalties hereunder were not paid.

5.2.3.	Upon termination of this Agreement, SEC’s licenses with respect to all of the Licensed Patents shall cease and SEC shall have no further right or license with respect to the Licensed Patents, except that so long as Section 3.3 of the UltraPhone Technology Transfer and Repurchase Agreement remains in effect SEC shall be deemed to hold a license to the Licensed Patents that is coextensive with the license granted by such Section 3.3.

ARTICLE 6 - PAYMENT OF LICENSE FEES

6.1.	Royalty Rate. SEC shall pay royalties to ITC on each sale (exclusive of returns and credits) of a Covered Subscriber Unit or a Covered Infrastructure Unit as follows:

Cellular Unit handsets	Sold Prior to December 31, 1995 – [***];thereafter
Sold Prior to December 31, 1996 – [***];
Sold thereafter – [***]
PHS/DCS Limited Units:	Sold Prior to December 31, 1995 – [***]
Sold Prior to December 31, 1996 – [***]
Sold thereafter – [***]
Covered Infrastructure Units:	[***] of Covered Infrastructure Equipment

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

6.2.	Cap on Royalties.

6.2.1.	The royalty rates set forth in Section 6.1 above for Cellular Units and PHS/DCS Limited Units are not intended to exceed [***] for the applicable type of Covered Subscriber Units. SEC shall have the option of providing ITC with information sufficient to determine [***] for each model of Covered Subscriber Unit. If the royalty provided for under this Agreement exceeds [***] for a model of Covered Subscriber Unit, the royalty associated with such model of Covered Subscriber Units shall thereafter be reduced to [***] for such Covered Subscriber Units. In each succeeding year, SEC shall provide ITC with sufficient information to determine the [***] of any Covered Subscriber Units for which the royalty has been reduced as described in this section, and the royalty for such Covered Subscriber Units shall be adjusted to take into account any subsequent price changes, with such royalty always to be maintained at the [***]

6.2.2.	If required for purposes of Section 6.2.1 above, SEC shall make sufficient information available to ITC to enable it to independently verify the [***]. If such information is not available, the parties shall jointly determine a temporary [***] to be used for one calendar quarter until an actual average [***] can be determined as provided for in this section. ITC shall hold in confidence all [***]supporting information provided under this Agreement.

6.3.	[***] For purposes of the calculation of royalties under this Agreement, the manufacture, sale, lease and/or use of a Covered Subscriber Unit or Covered Infrastructure Unit shall apply only to the applicable running royalties of Section 6.1 and/or the application of the Advance Payment Amount under Article 11 if manufactured, used, sold or leased in [***]. At the adjustment meetings provided for in Section 8.1 hereof, if requested by SEC, the parties shall consider whether and which Covered Subscriber Units or Covered Infrastructure Units of Licensee are [***]. Nothing herein shall be construed as affecting in any manner the territorial scope of the license set forth in Article 2, above.

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

6.4.	No Stacking. [***] based on any Covered Subscriber Unit or Covered Infrastructure Unit. [***] a Covered Subscriber Unit or a Covered Infrastructure Unit [***]. In the event the relevant product is a Covered Subscriber Unit [***] for such Covered Subscriber Unit.

6.5.	Pending Applications. Any royalties payable on a published application shall be paid [***].

ARTICLE 7 - WIRELESS LOCAL LOOP SUBSCRIBER UNITS

7.1.	ITC Option. If SEC makes, uses or sells Covered Subscriber Units which are Wireless Local Loop Subscriber Units, ITC shall have the option of (1) treating such Wireless Local Loop Subscriber Units the same as other Covered Subscriber Units for royalty purposes or (2) imposing a royalty on such Wireless Local Loop Subscriber Units of [***] for each model of Wireless Local Loop Subscriber Unit.

7.2.	Cross License. In the event that ITC elects to impose a royalty on Wireless Local Loop Subscriber Units (other than pursuant to the UltraPhone Technology Transfer and Repurchase Agreement) which is greater than the royalty which would otherwise be payable on such units as Covered Subscriber Units, SEC shall have the option of terminating the royalty-free license which is granted pursuant to 10.1 hereof. In such an event, the parties shall negotiate a cross-license, with or without royalties, as appropriate, for Wireless Local Loop Subscriber Units and UltraPhone products. Such cross-license may include a modification of the royalty rate which would be otherwise payable by SEC on Wireless Local Loop Subscriber Units (other than pursuant to the UltraPhone Technology Transfer and Repurchase Agreement), and may include the payment of royalties by ITC or its Affiliates on UltraPhone sales.

ARTICLE 8 - ADJUSTMENTS TO ROYALTIES

8.1.	Adjustment Meeting. If requested by either party, the parties shall meet not more than annually during the term of this Agreement to discuss possible adjustments to royalties payable under this Agreement. Such adjustments may take the form of credits for additional units under the Advance Payment Amount, or an adjustment of the running royalty rate, or both. Adjustment meetings shall take place during the first calendar quarter of each year and shall alternate between Wilmington, Delaware, USA and Seoul, Korea.

8.2.	Adjustment Effective Date. Any adjustment pursuant to this Article 8 shall be effective on the date of the event giving rise to the right to have such an adjustment.

8.3.	Effect on Advance Payment Amount. If SEC is entitled to an adjustment of royalties as a result of the operation of this Article, and SEC has at the time of such

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

entitlement not utilized all of the Advance Payment Amount, SEC shall receive a credit of additional Cellular Units and/or Covered Infrastructure Units which shall be determined pursuant to good faith negotiations between the parties. A credit under the Advance Payment Amount will not preclude an additional adjustment of the running royalty rate. A credit under the Advance Payment Amount will take into account a reasonable interest rate under the circumstances used for purposes of computing present value.

8.4.	Manner of Application. Adjustments shall be made on a country by country and product by product basis under any of the following circumstances by the parties’ agreement:

8.4.1.	[***] a judgment of any court, arbitrator or government agency of competent jurisdiction. In such case, the difference between the royalty provided for herein or otherwise previously determined under this Agreement and the adjusted royalty shall be retained by SEC unless an appeal or settlement results in such a judgment being reversed or vacated. In such case, the amount held back by SEC shall be paid to ITC within forty five (45) days of receipt of notice together with substantiating material.

8.4.2.	[***] Licensed Patent.

8.4.3.	[***] of ITC’s identification of such application as a Licensed Patent, or the issuance of a patent from such application with [***].

8.4.4.	In the event of the entry of any license, agreement, [***] pursuant to which a third party obtains the right [***] under Licensed Patents for the manufacture, use or sale of Covered Subscriber Units or Covered Infrastructure Units, the royalty rates under this Agreement shall be reduced by an amount appropriate [***] with said third party regarding the Licensed Patents with respect to [***]. In evaluating whether SEC is entitled to any reduction in royalty fees under these provisions for most favored licensee treatment, [***] will be taken into account. For purposes of this section, Covered Subscriber Units shall be deemed to be equivalent to products manufactured by third parties which are designed to operate in accordance with the same Covered Standards as particular Covered Subscriber Units. This section shall not apply to license agreements executed prior to the Effective Date. Any adjustment under this section will take into account the [***].

8.5.	Notice. ITC shall be required to promptly inform SEC of any event which might give rise to an adjustment under this Article 8. Without limiting the foregoing, in the event of an agreement [***] or the like affecting the Licensed Patents, ITC shall

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

promptly provide SEC (or, in the event disclosure to SEC is prohibited, SEC’s outside counsel subject to suitable confidentiality requirements) with a copy of the applicable sections of the relevant documents.

ARTICLE 9 - PAYMENTS

9.1.	Reports; Timing. SEC, on or before each March 1 and September 1, shall submit a written report setting forth the quantity of each type of Covered Subscriber Unit and Covered Infrastructure Unit sold during the six-month period ending on the preceding December 31 and June 30, respectively, together with such additional information as ITC may reasonably require to verify the calculation of royalties payable hereunder in respect of such six month period for units which are subject to royalty percentages. Such report shall be accompanied by payment in full of any royalties accruing in respect of the reporting period.

9.1.1.	All reports required under this section will be certified to be complete and accurate by a senior financial officer of SEC.

9.1.2.	All information contained in any reports furnished under this section shall be held in confidence by ITC.

9.2.	No Set Off. SEC agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against ITC or IDC or their respective Affiliates against amounts owed under this Agreement.

ARTICLE 10 - CROSS-LICENSES

10.1.	SEC License Grant. SEC hereby grants to ITC and IDC a non-exclusive, worldwide, perpetual, royalty free, license under the SEC Group Patents, such license authorizing ITC and IDC to manufacture, use or sell any digital wireless telecommunications products [***].

10.2.	Additional Patent Licenses. With respect to any patents relating to digital wireless telephone systems owned by SEC, ITC or IDC, or any of their respective Affiliates, which patents are not otherwise licensed under this Agreement, the owning party agrees to negotiate a reasonable license to make, have made, use, sell, lease and/or otherwise distribute Subscriber Units and Infrastructure Equipment on reasonable terms and conditions, taking into consideration the nature of the patent and the overall importance of the patent to the product.

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

ARTICLE 11 - ADVANCE PAYMENT

11.1.	SEC, as a material inducement for ITC to enter into this Agreement, the Master Agreement and the other Related Agreements, and to grant the license hereunder effective on and as of the Effective Date, shall on or before June 15, 1996, make an advance payment of royalties in an amount equal to Fourteen Million Dollars ($14,000,000) (the “Advance Payment Amount”). The promise to pay the Advance Payment Amount shall be deemed an unconditional, irrevocable promise to pay for the license granted under Article 2 hereof, and shall be applied against SEC’s royalty obligation hereunder in accordance with the table appearing as Schedule 1 ;in the event the gross amount reflected as per unit royalty obligation on Schedule 1 (e.g. “No advance”) is reduced as a result of the operation of Section 6.2.1 of this Agreement, then all corresponding net amounts on Schedule 1 (e.g. calculated “with advance”) shall be reduced pro-rata.

11.2.	In the event SEC prior to the termination of this Agreement fails to apply the entire Advance Payment Amount as contemplated by this article, SEC shall be entitled to apply the remainder against royalties accruing pursuant to another Related Agreement on a dollar-for-dollar basis without discount or other reduction. In the event SEC prior to the termination of this Agreement has applied the entire Advance Payment Amount as contemplated by this article, the royalty rate shall revert to the full rate specified by Section 6.1 of this Agreement.

11.3.	At SEC’s request made before SEC has applied the full amount of the Advance Payment Amount as contemplated by this Article, the parties will negotiate in good faith the terms by which SEC shall be entitled to make a further advance payment, which negotiations shall determine the appropriate discount rate and interest rate in light of then-prevailing market conditions.

ARTICLE 12 - MISCELLANEOUS

12.1.	Incorporation by Reference. All of the terms and conditions in the Master Agreement are hereby incorporated by reference.

12.2.	Affixation. If SEC affixes a patent notice to any Covered TDMA Subscriber Units or Covered TDMA Infrastructure Units [***], it shall [***] affix to such Covered TDMA Subscriber Units or Covered TDMA Infrastructure Units a similar notice with respect to the Licensed Patents ([***]) as reasonably designated by ITC.

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

PROPRIETARY INFORMATION

12.3.	Limitation on Actions. During the term of this Agreement, if the SEC Group institutes or actively participates as an adverse party in, or otherwise provides material support to, unless SEC is required by law to do so by any juridical or other governmental authority, any legal action anywhere in the world, the purpose of which is to invalidate or limit the validity or scope of the Licensed Patents, ITC shall have the right to consider such action as a material breach of this Agreement.

12.4.	Litigation. SEC shall provide notice to ITC (including copies of relevant documents) of any discovery proceedings for which it receives a subpoena, voluntary discovery requests, interrogatories or deposition notice or similar notices or requests associated with litigation concerning the validity or scope of Licensed Patents (“Litigation Materials”). SEC shall consult and cooperate with ITC in formulating any response. If documents or oral statements similar in kind to those which would be produced under Litigation Materials are intended to be voluntarily provided to any party with an adverse interest to ITC, SEC shall first consult with ITC.

12.5.	Reports Until Advance Payment Amount Exhausted. Until the exhaustion of the Advance Payment Amount, SEC shall provide to ITC an annual written report, setting forth the quantity of sales of each type of Covered Subscriber Unit and the number of Covered Infrastructure Units sold during such year, to the extent reasonably necessary for calculation of the amount of the prepayment applied to royalties under this Agreement.

PROPRIETARY INFORMATION

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY CORPORATION

By:	/s/
Name:	Howard E. Goldberg
Title:	Attorney in Fact
Date:	December 29, 1995

By:	/s/
Name:	William J. Burns
Title:	Chief Executive Officer
Date:

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/
Name:	Young Man Ji
Title:	Senior Manager
Date:	December 29, 1995

By:	/s/
Name:	Ki Tae Lee
Title:	Executive Managing Director
Date:	January 22, 1996

By:	/s/
Name:	Yong Bok Lee
Title:	Executive Managing Director
Date:	January 22, 1996

PROPRIETARY INFORMATION

InterDigital Communications Corporation hereby acknowledges, accepts and agrees to be bound by Section 7.2 and Article 10 hereof.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/
Name:	Howard E. Goldberg
Title:	Executive Vice President
Date:	December 29, 1995

By:	/s/
Name:	William J. Burns
Title:	Chief Executive Officer
Date:	January 22, 1996